Exhibit 99.1

SECURED PROMISSORY NOTE

Principal Amount $971,000.00 March 28, 2022

FOR VALUE RECEIVED, the undersigned, MJ HARVEST, INC, a Nevada corporation, 9205 W Russell Road, Suite 240, Las Vegas, NV 89148 ("MJHI") hereby promises to pay to Stephen A. MacDonald (“SAM”) or assigns, at 5383 Wallis Road, West Palm Beach FL 33415, or at SAM's option at such other place as may be designated from time to time by SAM, the principal amount stated above (the "Principal Amount") together with interest accrued to the date of final payment in accordance with the terms of this Note.

At the maturity date, this note will be repaid in the aggregate amount of $1,330,270 plus accrued interest from the date of the loan to the date of payment calculated at 25% per annum on the basis of the actual number of days outstanding and a year of 365 days. After maturity, whether by acceleration or otherwise, the due and unpaid amount of this Note shall bear interest at the lower of a per annum rate of 50% or the maximum rate authorized by applicable law.

This Note shall be payable on June 30, 2022. It is the intention of the Parties that this note serve as an interim document to be replaced by a Senior Secured Note with an effective date of March 28, 2022, and upon execution of the Senior Secured Note and corresponding Security Agreement and any other documents deemed necessary by SAM’s counsel, this note will be considered paid in full by the Senior Secured Note and payable in accordance with the terms of the Senior Secured Note.

To secure the payment when due of all amounts owing under this Note, MJHI grants, conveys, assigns and transfers to SAM, a security interest in and to all assets owned by MJHI with priority over any debts owed to related parties (the "Collateral"). SAM shall not be entitled to any rights (including voting rights) of a stockholder of MJHI, by virtue of the security interest granted by this Note. In the event this Note is not replaced by the Senior Secured Note as contemplated above, or in the event MJHI fails to pay this Note according to its terms, SAM may proceed against the collateral. So long as this Note is outstanding, MJHI agrees that it will not do anything to jeopardize the SAM’s collateral.

The following events shall constitute an "Event of Default" hereunder:

a.	Default in the payment of any amounts due under this Note when such amounts are due; or

b.	If the MJHI becomes insolvent or makes an assignment for the benefit of creditors or any petition is filed or case commenced by or against the MJHI under any provision of any law or statute alleging that the undersigned is insolvent or unable to pay debts as they mature and is not dismissed within 30 days; or

c.	The issuing of any attachment or garnishment against any property of the MJHI if such is not dismissed within 30 days.

Upon the occurrence of an Event of Default, all amounts due under this Note shall, at SAM's option, be accelerated and become and be immediately due and payable and SAM shall have all the rights and remedies with respect to the Collateral of a secured party holding a security interest under the Uniform Commercial Code. SAM shall give MJHI reasonable notice of the time and place of any public or private sale or other intended disposition of all or any portion of the Collateral. MJHI agrees that the requirements of reasonable notice shall be met if notice is mailed to MJHI at its address first above written not less than ten (10) business days prior to the sale or other disposition. Expenses of retaking, holding, preparing for sale, selling or the like shall include, without limitation, SAM's reasonable attorneys' fees and other legal expenses. SAM's rights and remedies, whether pursuant hereto or pursuant to the Uniform Commercial Code or any other statute or rule of law conferring rights similar to those conferred by the Uniform Commercial Code shall be cumulative and not alternative.

The security interest created hereunder shall terminate only when MJHI has fully satisfied the terms of this Note, whether by substitution of the Senior Secured Note as referenced above, at maturity, by acceleration, payment or otherwise. At such time, SAM shall execute and deliver all such instruments and documents as MJHI shall reasonably request in confirmation of such termination and shall deliver the Collateral to the MJHI.

MJHI hereby agrees that financing or other statements may be filed from time-to-time in such form as may be necessary to evidence, perfect and continue the perfection of a security interest in the Collateral in favor of SAM in any and all jurisdictions.

No failure by the SAM to exercise, and no delay in exercising, any right or remedy under this Note shall operate as a waiver thereof against MJHI, nor shall any single or partial exercise by SAM of any right or remedy under this Note preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of SAM as herein specified are cumulative and not exclusive of any other rights or remedies which such SAM may otherwise have.

In any dispute with respect to this Note, the prevailing party shall be entitled to its reasonable attorney's fees and other costs and expenses incurred in litigating or otherwise resolving or settling such dispute.

       This Note shall be governed by and construed in accordance with the laws of the State of Florida. This Note is executed in Florida the day and year first above written.

MJHI: MJ HARVEST, INC.

/s/ Patrick Bilton

Signature

Please Print:

Patrick Bilton, Chief Executive Officer

MJ Harvest, Inc.

9205 W. Russell Road, Suite 240

Las Vegas, NV 80148